GERALD EINHORN
                               268 West 400 South
                           Salt Lake City, Utah 84101
                     Tel. (801) 575-8073/Fax (801) 575-8092


November 6, 1997


Board of Directors
CyberAmerica Corporation
268 West 400 South
Salt Lake City, Utah 84101

Re: Form S-8 Registration Statement

Dear Sirs:

CyberAmerica Corporation, a Nevada corporation (the "Company"), has informed me of its intention to file with the Securities and Exchange Commission ("SEC"), on or about November 7, 1997, a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), concerning the issuance of 130,000 shares (the "Shares") of the Company's common stock, par value $0.001 ("Common Stock"), pursuant to a Benefit Plan entitled "Written Compensation Contracts for Consultants and Advisors" (the "Benefit Plan"). In connection with the filing of the Registration Statement, you have requested my opinion, as a member of the Law Department of the Company, regarding the validity of the issuance of such Shares.

This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the"Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications and limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

In connection with the preparation of this Opinion, I have examined the following:

         1.  The Company's Articles of Incorporation and Bylaws;
         2.  The Registration Statement;
         3. The authorization and approval of the Company's Benefit Plan concerning the Shares and Registration Statement by the Company's Board of Directors;
         4.  The  Company's   Section  10(a)  Prospectus  for  the  Registration
             Statement;
         5. The Company's most recently filed Form 10-KSB and all subsequently filed reports on Form 10-QSB;
         6. Such other documents as I have deemed necessary for the purposes of this Opinion, including an Affidavit of a representative of two financial consulting companies which are performing consulting services in return for stock.

For the purposes of rendering this opinion, I have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed. Furthermore, I express no opinion as to the validity of any of the assumptions, form or content of any financial or statistical data in the Registration Statement.
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Board of Directors
Page 2
November 6, 1997



In expressing the opinion set forth herein, I have assumed the authenticity and completeness of all corporate documents, records and instruments provided to me by the Company and its representatives. I have assumed the accuracy of all statements of fact contained therein. I have assumed that the information provided to me by the Company is correct and that there are shares available to be issued pursuant to the Benefit Plan. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents. This opinion is conditioned on all of these assumptions being correct.

Based on the above examination and to the best of my knowledge, I am of the opinion that, when issued and sold, the Shares will be validly and legally issued; provided, however, that no opinion is rendered under the document regarding compliance with federal or state securities or blue sky laws. I am of the further opinion that, when issued and sold, the Shares will be fully paid and nonassessable. This Opinion is conditioned upon the above requirements being met.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein and in the Accord, and is further subject to qualifications, exceptions and limitations set forth below:

         A. Certain of the remedial provisions of the Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

         B. I expressly except from the opinion set forth herein any opinion or position as to whether or to which extent a Utah court or any other court would apply Utah law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of the opinion herein contained.

         C. To the extent any opinion set forth above is qualified by reference to my knowledge, my knowledge is based solely on my examination of the items set forth in Paragraphs (1) through
                  (6) above.

         D. In rendering the opinion that the shares of Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) the Company's Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) All issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

         E. The opinion set forth herein, insofar as it relates to specific agreements or documents, relates to the specified agreements or documents and to the exhibits or schedules referred to in this Opinion and attached to such agreements or documents at the time of my examination of such agreements or documents. Said opinion does not extend to documents, agreements or
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Board of Directors
Page 3
November 6, 1997

                  instruments referred to in said agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes or schedules that are not identified in this Opinion.

         F. I expressly except from the opinion set forth herein any opinion concerning the need for compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations and/or rules of the United States of America, the State of Utah or any other jurisdiction with regard to any other issue not expressly addressed herein, which exclusion shall apply, but not be limited to, the subsequent tradeability of the Shares on either state or Federal level.

         G. I expressly except from the opinion set forth herein any opinion concerning the adequacy or compliance with any laws, Federal or state, of the Company's Form S-8 or any of its exhibits not expressly authored by me.

This Opinion may be relied upon by you only in connection with filing of the Registration Statement and I hereby consent to the use of it as an exhibit to the Registration Statement. This Opinion may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance my prior written consent.

My opinion is limited to the specific positions expressed above. No other opinions are intended to be inferred therefrom. This opinion is addressed to and is for the benefit solely of the Company and no other person or persons shall be furnished a copy of this opinion or are entitled to rely on the contents herein without my express written consent. In the event that any of the facts are different from those which have been furnished to me and upon which I have relied, the conclusions as set forth above cannot be relied upon.

The opinions contained in this letter are rendered as of the date hereof, and I undertake no, and disclaim any, obligation to advise you of any changes in or any new developments which might affect any matters or opinions set forth herein.

Sincerely,


/s/Gerald Einhorn
Gerald Einhorn (Admitted to Practice in New York State Only)